Exhibit 4.6

FIRST TITAN CORP.

2016 AMENDED & RESTATED OMNIBUS EQUITY INCENTIVE PLAN

1.    Purpose of this Plan

This Plan has been adopted to promote the interests of the Corporation and its stockholders by strengthening the ability of the Company to attract, motivate and retain directors, employees and others in a position to affect the financial and operational performance of the Company. This plan document replaces any and all existing First Titan Corp. stock option plans.

2.    Definitions

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a) “Affiliate,” and correlative terms, means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person or (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above.

(b) “Award” means an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Restricted Stock Unit Award, a Phantom Stock Award, a Performance Share Award, a Performance Unit Award, a Substitute Award, a Dividend Equivalent or other award granted under this Plan.

(c) “Award Agreement” means a written agreement or instrument evidencing an Award.

(d) “Board” means the Board of Directors of the Corporation.

(e) “Cause” means (unless otherwise defined in a Participant’s employment agreement with a Company or an Award Agreement) any of the following:

(i) the Participant’s failure or refusal, after written notice thereof and failure to cure within five (5) days thereafter, to perform specific directives from the Board or the Participant’s supervisor, as applicable, which are consistent with the scope and nature of Executive’s duties and responsibilities;

(ii) dishonesty or disloyalty of the Participant which directly or indirectly has an adverse affect on the Company;

(iii) habitual drunkenness or use of drugs which interferes with the performance of the Participant’s duties and obligations to the Company;

(iv) the Participant’s commission of any crime involving moral turpitude, fraud, defalcation or misrepresentation; or

(v) any negligent, intentional or willful conduct of the Participant which is demonstrably injurious to the Company, monetarily or otherwise.

(f) “CEO” means the Chief Executive Officer of the Corporation.

(g) A “Change in Control” shall be deemed to occur if any of the following events or circumstances that also constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation, in each case, within the meaning of Section 409A of the Code and the regulations thereunder, shall occur:

(i) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act becomes the beneficial owner of 50% or more of the then outstanding Common Stock or 50% or more of the then outstanding voting securities of the Corporation;

(ii) any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act acquires, by proxy or otherwise, the right to vote on any matter or question with respect to 50% or more of the then outstanding Common Stock or 50% or more of the combined voting power of the then outstanding voting securities of the Corporation;

(iii) Present Directors and New Directors cease for any reason to constitute a majority of the Board (and, for purposes of this clause (iii), “Present Directors” shall mean individuals who, at the beginning of any consecutive twenty four month period, were members of the Board and “New Directors” shall mean individuals whose election by the Board or whose nomination for election as directors by the Corporation’s stockholders was approved by at least two-thirds of the Present Directors and New Directors then in office);

(iv) the consummation of:

(A) any reorganization, restructuring, recapitalization, reincorporation, merger, consolidation or similar form of corporate transaction involving the Corporation (a “Business Combination”) unless, following such Business Combination, (1) all or substantially all of the Persons who were the beneficial owners of Common Stock and voting securities of the Corporation outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the common equity securities, and more than 50% the combined voting power of the voting securities of the entity resulting from such Business Combination (which phrase, for purposes of this clause (v), includes the Corporation, if it is such resulting entity, and an entity that, as a result of such Business Combination, owns the Corporation or all or substantially all of the consolidated assets of the Corporation either directly or through one or more subsidiaries) outstanding after such Business Combination in substantially the same proportions as their ownership of Common Stock and combined voting power of voting securities of the Corporation, respectively, outstanding immediately prior to such Business Combination, (2) no “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act (excluding (x) any entity resulting from such Business Combination and (y) any employee benefit plan (or related trust) of any entity resulting from such Business Combination) beneficially owns 50% or more of the common equity securities, or 50% or more of the combined voting power of the voting securities, of the entity resulting from such Business Combination outstanding after such Business Combination (except to the extent that such beneficial ownership existed prior to such Business Combination with respect to Common Stock and voting securities of the Corporation outstanding immediately prior to such Business Combination) and (3) at least a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination were members of the Board at the earliest of the time of the execution of the initial agreement providing for such Business Combination, the time of the action of the Board approving such Business Combination or, if such approval is required or sought, at the time of action of the stockholders approving such Business Combination; or

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a majority of the consolidated assets of the Corporation, whether held directly or indirectly through one or more subsidiaries (excluding any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction, but including any foreclosure sale).

Notwithstanding anything contained herein to the contrary, a “Change in Control” shall not be deemed to have occurred:

(w) by reason of implementation of this Plan or any amendment hereto;

(x) pursuant to the preceding clause (i) or (ii) solely because 50% or more of the then outstanding Common Stock or the then outstanding voting securities of the Corporation is or becomes beneficially owned or is or becomes directly or indirectly held or acquired by one or more employee benefit plans (or related trusts) maintained by the Company.

For purposes of this definition, references to “beneficial owner” and correlative phrases shall have the same meanings as set forth in Rule 13d-3 under the Exchange Act (except that ownership by underwriters (including when acting as initial purchasers in a private offering) solely for purposes of a distribution or offering shall not be deemed to be “beneficial ownership”), references to “affiliate” and “associates” shall have the same meanings as set forth under the Exchange Act and references to the Exchange Act shall mean the Exchange Act as in effect on January 31, 2011.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and official guidance thereunder.

(i) “Committee” means the Board or a committee designated by the Board.

(j) “Common Stock” means the common stock, par value $0.001 per share, of the Corporation or such other securities of the Corporation as may be substituted therefor pursuant to the provisions hereof.

(k) “Company” means the Corporation, the Subsidiaries and its and their controlled Affiliates, individually or collectively as may be appropriate in the applicable circumstances.

(l) “Consultant” means a consultant, advisor, representative, agent or other independent contractor who performs services (other than as an Employee) for the Company.

(m) “Control,” and correlative words, with respect to any Person, mean the ability of another Person to control or direct the management, actions or policies of such Person, whether by ownership of voting securities, by contract or otherwise.

(n) “Corporate Event” has the meaning set forth in Section 3.3.

(o) “Corporation” means First Titan Corp. and such successor as may be substituted therefor pursuant to the provisions hereof.

(p) “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Board. Such activities include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

(q) “Disability,” unless otherwise provided in the applicable Award Agreement, means a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer, in each case, as determined in accordance with rules established by the Committee and in compliance with Section 409A.

(r) “Dividend Equivalent” means an amount equal to cash dividends and distributions that are payable during the period beginning on the day after the Grant Date and ending on the Exercise Date in respect of the applicable Award.

(s) “Effective Date” means the date of adoption of this Plan by the Board.

(t) “Eligible Person” means any Employee and, in the case of Awards other than Incentive Stock Option Awards, (i) any Consultant who is specifically identified by the Committee and (ii) any Non-Employee Director.

(u) “Employee” means any Person who is employed by the Company.

(v) “Exchange Act” means, except as otherwise provided in Section 2(g), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(w) “Exercise Date,” with respect to an Award, unless otherwise provided in the applicable Award Agreement, means (i) the date on which such Award is properly exercised, or on which an election to have such Award settled or to have payment or delivery made thereunder is properly made, by the Participant or (ii) for an Award that is not “exercisable”, the date on which payment or delivery under such Award becomes due pursuant to the terms thereof.

(x) “Exercise Price” or “Award Price,” with respect to an Award, means the exercise, base or purchase price (if any) in respect thereof.

(y) “Fair Market Value” of a share of Common Stock as of any date means:

(i) the closing sale price on such date or, if there are no trades on such date, the mean between the closing bid and asked prices on such date, as reported by the principal exchange or market on which the Common Stock is Publicly Traded (or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or another customary financial reporting service); or

(ii) if the Common Stock is not Publicly Traded or, if it is Publicly Traded but the sales prices or bid and asked prices are not so reported, the fair market value as determined by the Committee in accordance with Section 409A.

(z) “Grant Date” means the date specified by the Committee on which a grant of an Award to a Participant shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(aa) “Incentive Stock Option” means an option to purchase Shares granted pursuant to Section 6, which is intended to qualify and in fact qualifies as an incentive stock option under Sections 421 and 422 of the Code.

(bb) “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an Employee.

(cc) “Non-Qualified Stock Option” means an option to purchase Shares granted pursuant to Section 6, which is not an Incentive Stock Option.

(dd) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(ee) “Option Award” means an Award of an Incentive Stock Option or a Non-Qualified Stock Option.

(ff) “Participant” means any Eligible Person who holds an outstanding Award.

(gg) “Performance Goal” means, for a Performance Period, a performance goal established by the Committee for such Performance Period based on Performance Measures selected by the Committee.

(hh) “Performance Measures” means one or more performance criteria, which may be applied with respect to an individual Participant, the Corporation, any Subsidiary, the Company or any division, line of business or functional or business unit and which may be measured on an absolute, adjusted or relative basis, including: stock price; earnings or earnings per share; stockholder return; return on capital, investment or stockholders’ equity; cash flow or throughput; EBIT or EBITDA; return on assets employed; gross margin; operating profit; working capital; market share; net worth; inventory turnover; completion of significant projects or implementation of significant new processes; and achievement of strategic milestones. For Awards which are Section 162(m) Awards, “Performance Measures” means those that satisfy the requirements of and are adopted as required by Section 162(m). For Awards which are not Section 162(m) Awards, “Performance Measures” means those prescribed by the Committee.

(ii) “Performance Period” means a period established by the Committee at the time any Performance Share or Performance Unit Award is granted or at any time thereafter (for any Section 162(m) Award, within the period permitted under Section 162(m)) during which any Performance Measures with respect to such Award are to be achieved.

(jj) “Performance Share Award” means an Award granted pursuant to Section 10, representing the unfunded and unsecured right to receive Shares contingent upon the achievement of one or more Performance Measures.

(kk) “Performance Unit Award” means an Award granted pursuant to Section 10, representing the unfunded and unsecured right to receive one or more units, denominated in Shares or cash or a combination thereof, contingent upon achieving one or more Performance Measures.

(ll) “Permitted Transferee”, with respect to a Participant, means a member (including by reason of adoption) of such Participant’s immediate family, which shall include the grandparents, parents, aunts, uncles, nieces, nephews, spouse, siblings, children and grandchildren and lineal descendants (“Family Members”) thereof, and any estate, trust, corporation, limited liability company or partnership, 90% of the voting ownership and beneficial interests in which are held by or for such persons and such other person as the Committee may authorize.

(mm) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(nn) “Phantom Stock Award” means an Award granted pursuant to Section 9, representing the unfunded and unsecured right to receive cash in an amount equal to the Fair Market Value of Shares.

(oo) “Plan” means this First Titan Corp. 2016 Amended & Restated Omnibus Equity Incentive Plan.

(pp) “Publicly Traded” means that the Common Stock is then listed or authorized for quotation on an established national or regional securities market such as the over-the-counter bulletin board or the OTC Market.

(qq) “Restricted Stock Award” means an Award granted pursuant to Section 8, representing the unfunded and unsecured right to receive a Share Plan.

(rr) “Restricted Stock Unit Award” means an Award granted pursuant to Section 9, representing the unfunded and unsecured right to receive one or more units, denominated in Shares.

(ss) “Section 162(m)” means Section 162(m) of the Code and the rules, regulations and official guidance issued thereunder.

(tt) “Section 162(m) Award” means any Award that is intended to qualify and in fact qualifies for the performance-based compensation exemption to the application of the $1 million deduction limit under Section 162(m).

(uu) “Section 409A” means Section 409A of the Code and the rules, regulations and official guidance issued thereunder.

(vv) “Share” means a share of Common Stock.

(ww) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(xx) “Separation from Service” means a “separation from service” within the meaning of Section 409A.

(yy) “Specified Employee” means an Employee treated as a “specified employee” as of his or her “Separation from Service” under Section 409A(a)(2)(B)(i) of the Code.

(zz) “Stock Appreciation Right Award” or “SAR Award” means an Award granted pursuant to Section 7, representing the unfunded and unsecured right to receive Shares with a Fair Market Value equal to the excess (if any) specified in Section 7.

(aaa) “Subsidiary” means a Person that is Controlled, directly or indirectly, by the Corporation; provided , however , that, with respect to Incentive Stock Options, the term “Subsidiary” shall include only a Person that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Corporation.

(bbb) “Substitute Award” means an Award granted pursuant to Section 3.2 solely in connection with the assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company merges or combines.

(ccc) “Transfer,” and correlative words, means, with respect to any Award, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Award or any interest therein.

3.    Shares Subject to this Plan; Stockholder Approval

3.1 Number of Shares. Subject to Sections 3.2 and 3.3, the number of Shares that may be delivered under this Plan is 10,000,000 Shares. The Shares delivered under this Plan may consist of authorized but unissued Shares, treasury Shares or issued Shares that have been reacquired by the Company on the open market or otherwise. All Awards under this Plan, other than Dividend Equivalents, shall be expressed in reference to a number of Shares. The individual limits described in this Plan shall apply without regard to whether the Awards are to be settled by the issuance or transfer of Shares or in cash. Notwithstanding anything contained herein to the contrary, in no event shall the number of Shares subject to Awards granted to any one Participant during any one calendar year exceed the number of Shares that may be delivered under the Plan.

3.2 Calculation of Shares. To the extent that any Award is terminated, forfeited or cancelled or expires or is otherwise surrendered or returned to the Company, in each case prior to delivery of Shares thereunder, or is paid or settled in cash, the underlying Shares will no longer be charged against the number set forth in Section 3.1 (until they become subject to another Award) and may again be made subject to Awards under this Plan. For purposes of calculating the number of Shares used and available for use under this Plan, (i) only Shares underlying Awards that have been or, by their terms, may be settled by delivery of Shares shall be charged against such number, (ii) Awards in respect of which payment of cash is made in lieu of delivery of Shares shall be deemed to have been terminated prior to the delivery of Shares thereunder, (iii) Shares deliverable or delivered under Substitute Awards shall not be charged against such number and (iv) upon the payment of any Exercise Price or satisfaction of tax withholding obligations under this Plan in respect of an Award by the Transfer or relinquishment of Shares, only the number of Shares actually delivered by the Corporation, less the number of Shares so Transferred or relinquished, shall be charged against such number.

3.3 Adjustments. If any reincorporation, recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split or other change in the capital stock of the Corporation shall occur or any acquisition, divestiture, asset sale, merger, consolidation, share exchange, spin-off, split-up or other business combination or corporate transaction or event (such as an unusual and material impairment, judgment, settlement, change in accounting principles, change in tax or other laws, rules or regulations, change in fiscal year, or gain or loss) involving the Corporation shall occur or any dividend or distribution (other than a cash dividend that is ordinary in nature and amount) shall be declared or made with respect to the Common Stock (each, a “Corporate Event”), the Committee shall, in the manner and to the extent that it deems appropriate and equitable, cause an adjustment to be made in: (i) the maximum number and kind of securities subject to this Plan; (ii) the number, kind and amount of securities, rights and cash subject to some or all then outstanding Awards and/or the Plan; (iii) the Exercise Price of some or all then outstanding Awards; and (iv) the other terms of this Plan and some or all then outstanding Awards (including, if the Common Stock is Publicly Traded, Performance Goals, Performance Periods and Performance Measures, to the extent permitted under Section 162(m)); provided , however , that, in the case of Incentive Stock Options and, if the Common Stock is Publicly Traded, Section 162(m) Awards, such adjustments shall be made in a manner consistent with the applicable requirements of Sections 424 and, if applicable, 162(m) of the Code; provided further , however , that, in the case of Options intended to not provide for the deferral of compensation within the meaning of Section 409A, such adjustment shall be made in a manner consistent with the applicable requirements of Section 409A. Such adjustment shall be conclusive and binding for all purposes. Immediately upon the grant of any Award, the number of Shares that may be issued or optioned under the Plan will be increased. The number of Shares of such increase shall be an amount such that immediately after such increase the total number of Shares issuable under the Plan and reserved for issuance upon exercise of outstanding options, warrants or conversion of shares of preferred stock will equal 10% of the total number of issued and outstanding Shares. Such increase in the number of Shares subject to the Plan shall occur without the necessity of any further corporate action of any kind or character.

3.4 Notices. The Corporation shall use reasonable efforts to inform Participants of the record date, if any, for any Corporate Event sufficiently in advance to enable them to exercise vested Awards or, if otherwise permitted by the terms thereof then in effect, unvested Awards prior to such record date and of any adjustments pursuant to Section 3.3; provided , however , that neither the Company nor any director, officer, employee, agent, consultant or representative of the Company shall be liable for failure to do so and the failure to do so shall not affect the authorization, validity, enforceability or consummation of any Corporate Event.

3.5 Stockholder Approval.(a) For purposes of making Awards of Incentive Stock Options, this Plan must be approved by the stockholders in a manner intended to comply with Sections 422(b)(i) of the Code no later than the earlier of (i) 12 months following the Effective Date and (ii) the date an Award is first settled under the Plan.

(b) If the Common Stock is Publicly Traded, for purposes of making Awards that are intended to be Section 162(m) Awards, until such time as this Plan is approved by the stockholders in a manner intended to comply with Section 162(m), which approval may include an approval if the Common Stock is not Publicly Traded (“Initial Stockholder Approval”), any such Awards must be contingent on such stockholder approval and no such Awards may be settled prior to such stockholder approval. In addition, for purposes of making grants of Section 162(m) Awards following the expiration of the Initial Stockholder Approval, this Plan must be reapproved by the Corporation’s stockholders in accordance with the requirements of Section 162(m).

3.6 Foreign Employees. In order to facilitate the grant of Awards under this Plan to Participants who are foreign nationals, or who are employed by the Company outside of the United States, the Committee may prescribe such special terms for Awards, approve such supplements or amendments to, or alternative versions of, this Plan, as it may consider necessary or appropriate to accommodate differences in local law, rule, regulation, tax policy or custom without thereby affecting the terms of this Plan for any other purpose; provided , however , that no such supplements, amendments or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been supplemented or amended to eliminate such inconsistency without further approval by the stockholders under rules of any securities market or exchange on which the Shares are then listed.

4.    Administration of this Plan

4.1 Committee and Board. This Plan shall be administered by the Committee, which shall have all rights, powers and authorities necessary or appropriate in connection therewith. Neither the Company nor any member of the Committee or the Board shall be liable for any action, omission or determination made in good faith with respect to this Plan or any Award, including any failure of an Award to qualify as a Section 162(m) Award or an Incentive Stock Option Award or meet the requirements for exemption from or compliance with Section 409A. Except to the extent prohibited by applicable laws, rules or regulations, the Committee shall have the authority to delegate administration of this Plan, in whole or in part, to third party service providers and administrators as well as Employees. Without limiting the preceding sentence, the Committee shall have the authority to delegate to the CEO, or his designee, authority to (i) administer the Plan and (ii) designate Employees to participate in a pool of Awards, the terms and conditions of which (including the number of Shares subject to Awards within the pool) shall have been specified by the Committee. Except to the extent prohibited by applicable laws, rules or regulations, the Board shall have the right, power and authority to exercise any and all rights, powers and authorities of the Committee in respect of this Plan and any Award.

4.2 Discretionary Authority. Subject only to the express limitations of this Plan, the Committee shall have authority to determine the Eligible Persons to whom, and the time or times at which, Awards are granted, the type of Awards granted, the number of Shares subject to Awards, the Award Price (if any) of Awards, the time or times at which Awards vest and become exercisable or payable, the form in which Awards become payable, the term of Awards, the procedures for exercise and settlement of Awards and all other terms and conditions of Awards. Subject only to the express limitations of this Plan, the Committee shall have sole authority to interpret this Plan and each Award, to make all factual determinations under this Plan and each Award (including determinations as to the achievement of Performance Measures), to amend this Plan or any Award Agreement to correct any defect, error or omission or to reconcile any inconsistency herein or therein, and to make all other decisions necessary or advisable for administration of this Plan. The Committee shall have the authority to prescribe, amend and rescind rules and regulations relating to this Plan and the administration thereof. The determinations of the Committee under this Plan need not be uniform and may be made selectively among Persons who receive, or are eligible to receive, Awards, whether or not such Persons are similarly situated. All interpretations, determinations, decisions and actions by the Committee may be made in the exercise of its sole discretion and shall be final and binding upon all parties.

4.3 Terms of Awards. The Committee shall establish the material terms and conditions of each Award at the time it grants such Award. Such terms and conditions may include payment of any Award Price in Shares, cash or a combination thereof (which form of payment may be either prescribed by the Committee or subject to the discretion of the Company or the Participant), Performance Measures, tandem or reload features, vesting schedules (and provisions regarding acceleration of vesting), registration provisions (including indemnification and contribution arrangements), provisions relating to withholding of taxes, Transferability provisions, forfeiture and clawback provisions, anti-dilution provisions and provisions relating to the effect of a Change in Control or Corporate Event, provisions relating to voting, dividends and distributions, and exercise provisions (including provisions relating to conditional exercises, net exercises and timing of payment of Award Prices). Each Award shall be evidenced by an Award Agreement between the Corporation and the applicable Participant that shall include such terms and conditions. An Award Agreement may, but need not be, executed or acknowledged by the applicable Participant.

4.4 Changes to Awards. Except as provided in Section 4.5 (and without otherwise limiting the authority granted hereunder to the Committee), the Committee shall have the authority, to effect, at any time and from time to time, upon the occurrence of a Change in Control or Corporate Event (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers or kinds of securities and having an Award Price which may be the same as or different than the Award Price of the Awards being cancelled, (ii) the cancellation of any or all outstanding Awards in exchange for payment to the applicable Participants of an amount equal to the value of the underlying Shares over the Award Prices of the Awards being cancelled and (iii) the amendment of the terms and conditions of any and all outstanding Awards; provided , however , that no such action shall adversely affect the rights or benefits of a Participant under any outstanding Award without the consent of such Participant. The Committee shall have authority to accelerate the vesting, exercisability or payment of any and all outstanding Awards at any time or on the occurrence of any event or circumstance.

4.5 Section 162(m) Awards. If the Common Stock is Publicly Traded, the Committee may prescribe that an Award granted to a Participant is intended to constitute a Section 162(m) Award. To the extent applicable, any Award intended to constitute a Section 162(m) Award shall be conditioned on the achievement of one or more Performance Measures selected by the Committee. The Committee shall take such action as is required to ensure that Awards intended to constitute Section 162(m) Awards comply with Section 162(m). Notwithstanding anything contained herein to the contrary, Section 162(m) Awards shall be granted only by vote or consent of a committee or by unanimous vote or consent of the Board where at least two directors shall satisfy the requirements for an “outside director” under Section 162(m) and the grant of Section 162(m) Awards and establishment of Performance Measures shall be made during the times specified and in accordance with the terms of Section 162(m).

5.    Eligibility and Awards

All Eligible Persons are eligible to be selected by the Committee to receive an Award under this Plan. Except as otherwise agreed by the Company, no Person shall have a right to receive an Award or, having received an Award in the past, have a right to again receive an Award. The Committee is expected to consult with the CEO before granting Awards, except in cases where the Committee determines that such consultation would be inappropriate; provided , however , the authorization, validity and enforceability of any Award shall not be adversely affected due to any failure to so consult. Where appropriate in order to give effect to this Section 5 or Section 4.1, references to the Committee shall also include the CEO.

6.    Stock Option Awards

6.1 Grant of Option Awards. An Option Award may be granted to any Eligible Person selected by the Committee; provided, however , that, in addition to any other limitations required to comply with the applicable provisions of the Code, Incentive Stock Options shall be granted only to Employees. Unless otherwise designated by the Committee and complying with the applicable provisions of the Code, each Option shall be a Non-Qualified Stock Option.

6.2 Exercise Price. Except in the case of Substitute Awards, the Committee shall prescribe the exercise price per Share under each Option Award; provided , however , that the Exercise Price per Share under an Option Award shall not be less than the Fair Market Value per Share on the Grant Date.

6.3 Vesting; Term of Option Award. The Committee shall prescribe the number of Shares covered by an Option Award and the time or times at which, and the conditions upon which, each Option Award shall become vested and exercisable, if any. The Committee shall prescribe the term of each Option Award; provided , however , that no Option Award shall have a term that is longer than ten years after the applicable Grant Date.

6.4 Repricing. Notwithstanding anything contained herein to the contrary, the Committee shall not have authority, without stockholder approval, to (i) amend previously granted Option Awards to reduce the Exercise Price of such Option Awards or (ii) except pursuant to Section 3.3 or 14, cancel such Option Awards and grant replacement Awards with a lower Exercise Price than the Option Awards being cancelled.

6.5 Exercise of Option Award. Subject to such terms and conditions set forth in this Plan or as may be prescribed by the Committee, or as may be prescribed by the Corporation to comply with applicable securities and other laws, rules and regulations, an exercisable Option Award may be exercised in whole or in part at any time during the term thereof by delivery of written notice to the Corporation, together with payment of the exercise price applicable to the Shares underlying such Option Award, or the part thereof, exercised. Such exercise shall be complete upon the delivery of all of the following to the Secretary of the Corporation or his office:

(a) a written notice complying with the applicable rules established by the Board stating that the Award, or a portion thereof, is exercised. The notice shall be signed by the Participant or other Person then entitled to exercise the Award or such portion of the Award;

(b) if the Common Stock is not then Publicly Traded, such representations and documents as the Board deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, as amended, and any other federal or state securities laws or regulations. The Board may also take whatever additional actions at any time it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) if the Common Stock is not then Publicly Traded, a completed and signed Consent of Spouse in a form provided by or otherwise acceptable to the Corporation, in its sole discretion;

(d) if the Common Stock is not then Publicly Traded, completed and signed joinder to the Stockholder’s Agreement in a form provided by or otherwise acceptable to the Corporation, in its sole discretion;

(e) in the event that the Award shall be exercised by any Person or Persons other than the Participant, proof satisfactory to the Board of the authority of such Person or Persons to exercise the Award; and

(f) full cash payment to the Secretary of the Corporation for the Shares with respect to which the Award, or portion thereof, is exercised; provided , however , that the Committee may: (i) allow a delay in payment of up to thirty (30) days from the date of exercise; (ii) allow payment, in whole or in part, through the delivery of Shares already owned by the Participant, duly endorsed for Transfer to the Corporation with a Fair Market Value on the date of delivery equal to such exercise price; (iii) allow payment, in whole or in part, through the surrender of Shares then issuable upon exercise of such Award having a Fair Market Value on the date of exercise equal to such exercise price; (iv) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee; (v) if the Common Stock is then Publicly Traded, allow payment, in whole or in part, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares issuable upon such exercise and that the broker has been directed to pay a portion of the net proceeds of the sale to the Corporation sufficient to satisfy such exercise price; or (vi) allow payment through any combination thereof. In the case of a promissory note, the Committee may also prescribe the form of such note and the security, if any, to be given for such note. The Award may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

6.6 Additional Rules for Incentive Stock Options.

(a) No Incentive Stock Option shall be granted to a Participant to the extent that, as a result of such grant, the Fair Market Value (determined as of the proposed Grant Date) of the Shares with respect to which “incentive stock options” under Section 422 of the Code are exercisable for the first time in any calendar year under this Plan and any other plans of the Company would exceed the maximum amount permitted under Section 422(d) of the Code. This limitation shall be applied by taking “incentive stock options” under Section 422 of the Code into account in the order in which granted. Subject to Section 3.3, the maximum number of Shares that may be made subject to Incentive Stock Options granted to any one Participant during any one calendar year shall be 5,224,082 Shares.

(b) No Incentive Stock Option Award shall provide that such Incentive Stock Option may be exercised later than three months following termination of employment of the Participant with the Company, except to the extent permitted under special rules relating to death and disability in accordance with Section 422 of the Code.

(c) Notwithstanding anything contained herein to the contrary, the terms and conditions of an Incentive Stock Option Award may contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee so as to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code; provided , however , the authorization, validity and enforceability of any Incentive Stock Option Award shall not be adversely affected due to a failure to comply with Section 422 of the Code. Such terms and conditions, together with the terms of this Plan, shall be interpreted so as to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. Such terms and conditions shall include, if applicable, limitations on Incentive Stock Options granted to owners of ten percent or more of the Company. An Incentive Stock Option shall be treated as a Non-Qualified Stock Option to the extent that requirements applicable to “incentive stock options” under Section 422 of the Code shall not be satisfied, shall be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the applicable Participant only by such Participant.

(d) If Shares acquired by exercise of an Incentive Stock Option are disposed within two years following the Grant Date or one year following the delivery of such Shares to the applicable Participant upon exercise thereof, such Participant must be required to, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding such disposition as the Company may request.

7.    Stock Appreciation Rights Awards

7.1 Grant of SAR Awards. An SAR Award may be granted to any Eligible Person selected by the Committee.

7.2 Base Price. The Committee shall prescribe the base price under each SAR Award; provided , however , that the base price per Share under a SAR Award shall not be less than the Fair Market Value of a Share on the Grant Date.

7.3 Vesting; Term of SAR Award. The Committee shall prescribe the number of Shares covered by SAR Award and the time or times at which, and the conditions upon which, each SAR Award shall become vested and exercisable, if any. The Committee shall prescribe the term of each SAR Award; provided , however , that no SAR Award shall have a term that is longer than ten years after the applicable Grant Date.

7.4 Exercise of SAR Award. Subject to such terms and conditions set forth in this Plan or as may be prescribed by the Committee, or set forth in this Plan or as may be prescribed by the Corporation to comply with applicable securities and other laws, rules and regulations, an SAR Award may be exercised in whole or in part at any time during the term thereof by delivery of written notice to the Corporation. Upon exercise of an SAR Award in whole or in part, the Participant shall be entitled to receive such number of Shares that have a Fair Market Value equal to the excess, if any, of (i) the Fair Market Value of the Shares underlying such SAR Award or the part thereof exercised as of the date of exercise over (ii) the base price applicable to such Shares.

7.5 Freestanding Awards. Notwithstanding anything contained herein to the contrary, no SAR Award shall be awarded in tandem with an Option Award.

8.    Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee.

8.2 Purchase Price. A Restricted Stock Award may provide for an award of Shares without requiring payment of any purchase price, or may require the Participant to pay a specified purchase price, for the Shares underlying such Restricted Stock Award. The Committee shall prescribe any such purchase price under any Restricted Stock Award.

8.3 Vesting. The Committee shall prescribe the time or times at which, and the conditions upon which, each Restricted Stock Award shall become vested, if any.

8.4 Restrictions. The Shares underlying a Restricted Stock Award may be immediately Transferable or subject to restrictions on Transfer. The Committee shall prescribe the time or times at which, and the conditions upon which, each Restricted Stock Award shall become Transferable. The Committee shall prescribe the term for satisfying any conditions to vesting or Transferability of any Restricted Stock Award; provided , however , that such term shall not be longer than seven years after the Grant Date. The Committee may prescribe that the certificates representing the Shares underlying a Restricted Stock Award shall remain in the physical custody of the Company or an agent designated by the Company until all such restrictions and conditions have been satisfied on or are waived, terminated or expired. Unless otherwise prescribed by the Committee failure to satisfy any such conditions shall result in the forfeiture (and return to the Corporation) by the Participant of the Shares underlying the applicable Restricted Stock Award and the return by the Company to the Participant of any purchase price paid by the Participant in respect thereof.

8.5 Rights as Stockholder. Subject to this Section 8 and unless otherwise prescribed by the Committee or as may be prescribed by the Corporation to comply with applicable securities and other laws, rules and regulations, the Participant will have all rights of a stockholder with respect to the Shares underlying a Restricted Stock Award, including the right to vote such Shares and, subject to such requirements as the Committee may prescribe (including requirements as to vesting, Transferability, custody and forfeiture consistent with those applicable to the underlying Shares), to receive all dividends and other distributions paid with respect to such Shares, at the same time and form as other stockholders of the Corporation receive such dividends or distributions or such other time and form as may be prescribed by the Committee.

8.6 Section 83(b) Election. The Committee may prescribe that a Restricted Stock Award is conditioned upon the applicable Participant refraining from making an election with respect to such Restricted Stock Award under Section 83(b) of the Code. Irrespective of whether a Restricted Stock Award is so conditioned, the applicable Award Agreement shall specify that, if the applicable Participant makes an election pursuant to Section 83(b) of the Code with respect to such Restricted Stock Award, such Participant shall be required to promptly file a copy of such election with the Corporation.

9.    Restricted Stock Unit Awards and Phantom Stock Awards

9.1 Grant of Restricted Stock Unit Awards and Phantom Stock Award. A Restricted Stock Unit Award or a Phantom Stock Award may be granted to any Eligible Person selected by the Committee.

9.2 Vesting. The Committee shall prescribe the time or times at which, and the conditions upon which, each Restricted Stock Unit Award and Phantom Stock Award shall become vested, if any. The Committee shall prescribe the term for satisfying any such requirements; provided , however , that such term shall not be longer than ten years after the applicable Grant Date.

9.3 Benefit Upon Vesting. Unless otherwise prescribed by the Committee upon vesting of a Restricted Stock Unit Award and Phantom Stock Award, the applicable Participant shall be entitled to receive Shares (with respect to Restricted Stock Unit Awards) or cash (with respect to Phantom Stock Awards) in an amount equal to the Fair Market Value of the Shares underlying such Phantom Stock Award on such date.

9.4 Dividends. The Compensation Committee may, in its sole discretion, prescribe that a Participant holding a Restricted Stock Unit Award or Phantom Stock Award shall have the right to receive, subject to satisfying a vesting requirement, with respect to each Share underlying such Restricted Stock Unit Award or Phantom Stock Award, payments of amounts equal to any and all dividends and distributions paid to stockholders during the term of such an Award.

10.  Performance Share Awards and Performance Unit Awards

10.1 Grant of Performance Share Awards and Performance Unit Awards. Performance Share Awards and Performance Unit Awards may be granted to any Eligible Person selected by the Committee. Performance Share Awards and Performance Unit Awards shall be based on the achievement, over a specified period, of Performance Measures as prescribed by the Committee. Performance Share Awards and Performance Unit Awards may be paid in Shares, cash or a combination thereof as prescribed by the Committee.

10.2 Designation as Qualified Performance-Based Compensation.(a) The Committee may specify which Performance Share Awards and Performance Unit Awards granted to an Employee are intended to be considered “qualified performance-based compensation” under Section 162(m), such that it would be a Section 162(m) Award. To the extent that any such Awards are intended to be a Section 162(m) Award, no such Award may be made as an alternative to another Award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards. Notwithstanding anything in this Plan to the contrary, the Committee’s obligations under Sections 10.2 through 10.4 cannot be delegated.

(b) When Performance Share Awards or Performance Unit Awards intended to be considered “qualified performance-based compensation” are granted, the Committee shall establish (i) the objective Performance Goals that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Goals are met and (iv) any other conditions that the Committee deems appropriate and consistent with this Plan and the requirements of Section 162(m) for “qualified performance-based compensation.” The Committee shall establish the Performance Goals either before the beginning of the Performance Period or during a period ending no later than the earlier of (A) 90 days after the beginning of the Performance Period or (B) the date on which 25% of the Performance Period has been completed or such other date as may be required or permitted under Section 162(m). The Committee may, at any time during the first 90 days of the Performance Period (or, if shorter, the first 25% of the Performance Period, as allowed under Section 162(m)), to adjust or modify the calculation of a Performance Goal. Performance Goals must be established in a written form within the time prescribed by Section 162(m). The Performance Goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. Except as provided in this Section 10.2(b), the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of Performance Goals.

(c) The Committee shall certify and announce the results for the Performance Period to all relevant Participants. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Goals and the terms of each Award Agreement.

(d) The Committee may provide that Awards shall be settled, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control or under other circumstances consistent with Section 162(m) and Section 409A.

10.3 Payment of Award. Unless the Committee prescribes otherwise, Performance Share Awards and Performance Unit Awards will be payable in a lump sum prior to the 15th day of the third month of the year immediately following the year in which the close of the Performance Period occurs in accordance with the applicable short-term deferral exception provisions of Section 409A or, in accordance with procedures established by the Committee and the applicable provisions of Section 409A, on a deferred basis.

11.  Substitute Awards, Dividend Equivalents and Other Awards

Substitute Awards, Dividend Equivalents and Awards other than Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Phantom Stock, Performance Share and Performance Unit Awards may be granted to any Eligible Person selected by the Committee. Such other Awards may be granted alone or in addition to any other Awards granted under this Plan and may be paid in Shares or cash as the Committee shall determine. The terms and conditions of such Awards shall be prescribed by the Committee.

12.  Requirements for Issuance of Shares

12.1 Stock Certificate. Shares issued hereunder may be evidenced in such manner as the Corporation shall deem appropriate, including book entry registration or issuance of a stock certificate or certificates.

12.2 Securities Laws. Notwithstanding anything contained in this Plan to the contrary, no Shares shall be issued or Transferred in connection with any Award unless and until all requirements under securities and other laws, rules and regulations and under the rules of any securities exchange or market on which the Common Stock is then listed shall have been complied with. The Committee shall have the right to condition any Award on the Participant’s undertaking to comply with such restrictions on his or her subsequent disposition of the Shares covered thereby as the Committee shall deem necessary or advisable.

12.3 Legends. Certificates and book entries representing Shares issued or Transferred under this Plan may be subject to such stop-transfer orders and other restrictions, and bear such other legends, as the Corporation may deem necessary or appropriate.

12.4 Registration. If the Common Stock is Publicly Traded, the Corporation shall use commercially reasonable efforts to file, at its expense, a registration statement or statements on Form S-8 (or any applicable successor Form) to register the sale, issuance, transfer or resale of the Shares subject to this Plan under the Securities Act, at such time or times as the Corporation may deem necessary or appropriate. Any issuance, transfer or resale of Shares pursuant to such registration statement or statements shall be subject to (i) the continued effectiveness or use, at the Corporation’s discretion, of such registration statement or statements and (ii) any blackout, insider trading, short-swing profits, holdback or other trading restrictions which the Corporation may impose or to which the Participant may be subject, by law, under the Corporation’s policies or otherwise. For so long as the Shares subject to this Plan are not registered for issuance by the Corporation, the Corporation shall be under no obligation to issue or deliver any Shares pursuant to an Award unless such Shares may be issued and delivered without such registration pursuant to an available exemption therefrom, the terms and conditions of such exemption shall have been fully complied with and the Corporation elects to rely thereon (which it shall be under no obligation to do).

12.5 No Company Liability. The Corporation shall have no liability to a Participant if the Fair Market Value of Shares decreases between the date on which the Participant first attempts to exercise an Award in respect thereof and the date on which the Corporation issues or delivers such Shares. In addition, the Corporation shall have no liability in respect of any Award that expires prior to exercise or settlement, or that is cancelled or otherwise forfeited, pursuant to the terms of this Plan or the applicable Award Agreement.

12.6 Indemnification. Any Participant for whom the resale of Shares is included in a registration statement or statements will indemnify the Corporation, each of its directors and officers and each Person who Controls the Corporation (other than such Participant) against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or statements, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, each of its directors and officers and each Person Controlling the Corporation (other than such Participant) for all legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged statement) or omission (or alleged omission) is made in such registration statement or statements in reliance upon and in conformity with written information furnished to the Corporation by such Participant with respect to such Participant; provided , however , that the liability of any such Participant under this Section 12.4 shall be limited to the amount of proceeds received by such Participant in the resale giving rise to such liability.

13.  Delivery of Cash and Shares and Restrictions on Transfer of Shares

13.1 Delivery of Shares. Except as may otherwise be determined by the Corporation:

(a) the Shares will be evidenced by (i) a physical certificate retained by the Secretary of the Corporation or such escrow agent as the Corporation may appoint until the Shares have vested and any note with respect to such Shares has been paid, as applicable, or (ii) will be delivered to the Participant in book entry form by causing the Shares to be credited to the Participant’s account at such brokerage firm as may be designated from time to time by the Corporation to assist in the administration of the Plan (the ” Broker “);

(b) when Shares are delivered in book-entry form, such delivery as well as all subsequent Transfers and other matters relating to the Shares will be subject, in addition to all other provisions hereof, to the rules and requirements imposed by the Broker and such administrative rules and requirements as may be imposed by the Corporation.

Prior to vesting and payment of any applicable loans, the Shares will be subject to stop transfer instructions given by the Corporation to the Broker and the transfer agent for the Shares. Upon vesting of any Shares, such stop transfer instructions will be terminated (except to the extent that any Shares may be subject to loans or sold to satisfy applicable withholding requirements). Upon forfeiture of any Shares, the Broker and such transfer agent will be instructed to debit such Shares from such account and return them to the Corporation. Each physical certificate and each book entry, in each case relating to Shares may include such restrictive legends in such forms as the Corporation may deem convenient, expedient, necessary or appropriate relating to the restrictions under this Plan or the applicable Award Agreement, as applicable, applicable securities, tax or other laws or applicable rules of any securities exchange or market.

13.2 Delivery of Cash. All cash payments in satisfaction of an Award (other than Dividend Equivalents) shall equal the Fair Market Value of the Shares to which the cash payment relates, determined as of the Exercise Date, and such payment shall be made within 3 business days after the Exercise Date.

13.3 Representation Regarding Acquisition of Restricted Shares. Unless and until a Form S-8 or Form S-3 has been filed with respect to the Shares, each Participant will be required to make representations regarding Shares acquired pursuant to an Award, which representations shall be set forth in the applicable Award Agreement or exercise notice and may include, without limitation, the following representations:

(a) the Participant understands, represents and agrees that the acquisition of the Shares has not been approved or disapproved by the Securities and Exchange Commission or any administrative agency charged with the administration of the securities laws of any state; that he has access to all material information and is knowledgeable about the Company, its business, opportunities, risks and uncertainties, and the material facts and circumstances relating to any investment therein; and that all documents, records and books pertaining to this investment have been made available upon reasonable notice for inspection by the Participant or his purchaser representative, counsel, accountant or business advisor;

(b) the Participant represents, warrants and confirms that he (i) is able to bear the economic risks of this investment, (ii) is able to hold this investment for an indefinite period of time, (iii) is presently able to afford a complete loss of this investment and (iv) has no need for liquidity in this investment;

(c) the Participant represents, warrants and confirms that the Shares were or will be acquired in good faith solely for his own account for investment purposes only and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof;

(d) the Participant represents, warrants and confirms that he has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, Transfer or pledge to any Person any of the Shares or any part thereof and has no present plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(e) the Participant represents, warrants and confirms that he understands that the legal consequences of the representations and warranties set forth herein are that he must bear the economic risks of this investment for an indefinite period of time because the Shares have not been registered under the Securities Act, or the securities law of any state and, therefore, cannot be sold unless they are subsequently so registered or an exemption from such registration is available;

(f) the Participant represents, warrants and confirms that he understands that no federal or state agency has passed on or made any recommendation or endorsement of the Shares and that the Corporation is relying on the truth and accuracy of the representations and warranties and confirmations made by the Participant in offering the Shares to him without having first registered the Shares under the Securities Act and any applicable state securities laws;

(g) the Participant represents, warrants and confirms that he consents to the placement of a restrictive legend or legends on any certificate evidencing the Shares, which legend or legends may be in the following or any equivalent form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION THEREUNDER. THE SALE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY IS RESTRICTED THEREUNDER AND, IN ANY EVENT, IS PROHIBITED UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION THEREUNDER. BY ACQUIRING THE SECURITIES REPRESENTED HEREBY, THE STOCKHOLDER REPRESENTED THAT HE HAS ACQUIRED SUCH SECURITIES FOR INVESTMENT PURPOSES ONLY, AND THE STOCKHOLDER AGREED THAT HE WOULD NOT SELL OR OTHERWISE DISPOSE OF SUCH SECURITIES WITHOUT REGISTRATION OR OTHER COMPLIANCE THEREWITH.”

AND/OR

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE”; and

(h) the Participant represents, warrants and confirms that he (i) is or is not an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) is not, and is not required to be, registered as a broker-dealer under the Exchange Act and (iii) is not and will not be acquiring the Shares as a result of any general solicitation or general advertisement.

13.4 Market Stand-Off Agreement. In the event of a public offering of the Corporation’s securities and upon request of the Corporation or the underwriters managing any underwritten offering of the Corporation’s securities, the Participant shall agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those included in the registration), without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Corporation or such managing underwriters.

13.5 Right of First Refusal.

(a) Subject to Section 13.9, if the Participant would like to transfer any Shares that have vested and are not subject to a note, the Participant shall give a written notice (a “Transfer Notice”) to the Corporation describing the proposed transfer, including: (i) the number of Shares to be transferred in such transfer (“Offered Shares”); (ii) the identity of the prospective transferee(s); and (iii) the consideration and other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Participant has received a bona fide offer from the prospective transferee(s) and in good faith reasonably believes a binding agreement for the transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposals, term sheets, letters of intent or other agreements relating to the proposed transfer.

(b) The Corporation shall have the right (but not the obligation) to purchase all or any part of the Offered Shares on the terms of the proposal described in the Transfer Notice (a “Right of First Refusal”) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date on which the Transfer Notice is received by the Corporation. If the Corporation provides such notice to the Participant, then the closing of the Corporation’s purchase of the Offered Shares with respect to which it elects to exercise its Right of First Refusal shall occur no later than ninety (90) days after the Corporation’s receipt of the Transfer Notice. To the extent that the Corporation does not fully exercise its Right of First Refusal to purchase some or all of the Offered Shares within the applicable time period, the Participant may, not later than one hundred (100) days following receipt of the Transfer Notice by the Corporation, transfer the Offered Shares to the proposed transferee on the terms and conditions described in the Transfer Notice, subject to the transferee executing and delivering an agreement with the Company granting the Company a Right of First Refusal and a Call Right (as defined in this Section 13) with respect to such Shares on terms and conditions the same, in all material respects, as those set forth in this Section 13. Any proposed transfer of the Offered Shares occurring after such one hundred (100) day time period or on terms and conditions different from those described in the Transfer Notice shall again be subject to the Right of First Refusal and require compliance with the procedure described above. The Corporation may, at its option, pay the purchase price for Shares purchased in exercise of its Right of First Refusal in three (3) or fewer annual installments, the first of which shall be paid upon the closing of the purchase. Interest shall accrue on the installments at the federal short-term interest rate in effect on the first day of the month of exercise of the Right of First Refusal, to be recalculated on the first day of each month thereafter until all payments due are made.

13.6 Corporation Repurchase Right.

(a) Subject to Section 13.9 upon the termination of the Participant’s employment with the Company, the Corporation shall have the right, but not the obligation, until the first anniversary of the termination of the Participant’s employment to repurchase some or all of the Shares from the Participant, or the Participant’s successor in interest, if applicable, in one or more transactions (the “Call Right(s)”).

(b) When exercising a Call Right following a termination of the Participant’s employment by the Company or any Subsidiary for Cause or by the Participant other than due to Retirement, the Corporation shall pay, per Share purchased pursuant to the Call Right, the lesser of (i) the price paid by the Participant for such Share or (ii) the Specified Value (as defined below). When exercising a Call Right following a termination of the Participant’s death, Disability or Retirement or by the Company without Cause, the Corporation shall pay, per Share purchased pursuant to the Call Right, the Specified Value. For purposes of this Section 13, “Specified Value” shall mean [two times the trailing twelve months’ revenue of the Company determined as of the date of termination of the Participant’s employment or the date of the exercise of the Call Right, whichever is less]. Notwithstanding the foregoing, the Corporation may, at its option, pay the amount, if any, that it shall be obligated to pay under this Section 13.6(b) in three (3) or fewer annual installments, the first of which shall be paid upon the closing of the purchase. Interest shall accrue on the installments at the federal short-term interest rate in effect on the first day of the month of exercise of the Call Right, to be recalculated on the first day of each month thereafter until all payments due are made.

(c) Notwithstanding Section 13.6(a) to the contrary, the Corporation shall not be obligated to repurchase any of the Shares from the Participant, or from the estate of the Participant, and may defer such repurchase, if there exists and is continuing a default or an event of default on the part of the Corporation or under any guarantee or other agreement under which the Corporation or any of its subsidiaries has borrowed money or if such repurchase would constitute a breach of, or result in a default or an event of default on the part of the Corporation or any of its Subsidiaries under, any such guarantee or agreement, or if the repurchase would not be permitted under any applicable laws. If the Corporation is unable to purchase Shares generally in accordance with the preceding sentence, the Corporation shall pay the Participant for such Shares as soon as possible, with interest at the federal short-term interest rate in effect on the first day of the month of exercise of the Call Right, to be recalculated on the first day of each month thereafter until all payments due are made.

(d) The Corporation may exercise its Call Right(s) under this Section 13.6 by giving written notice thereof to the Participant (or his successor in interest, if applicable). Upon delivery (or promptly following delivery) of such notice(s) of exercise of a Call Right, the Corporation shall deliver to the Participant (or his successor in interest, if applicable) a calculation of the purchase price therefor determined in accordance with Section 13.6(b). The consummation of the repurchase, to the extent such repurchase would require the delivery of payment to the Participant, shall take place at the principal offices of the Corporation on the tenth (10 th ) business day following the delivery of the calculation of the purchase price (or at such other time and/or place as the Corporation and the Participant (or such successor in interest) shall agree).

13.7 Assignment of Rights.

(a) The Corporation may assign its Right of First Refusal under Section 13.5 and/or its Call Right under 13.6 in whole or in part, to: (i) any affiliate; or (ii) upon written consent of the Board, any other person that the Board determines has a sufficient relationship with or interest in the Corporation. The Corporation shall give reasonable written notice to the Participant of any such assignment.

(b) The restrictions of this Section 13 apply to the Participant and any person to whom Shares are sold, pledged, assigned, bequeathed, gifted, transferred or otherwise disposed of, without regard to the number of such subsequent transferees or the manner in which they acquire the Shares. For purposes of Section 13, the term “Participant” shall include any person purchasing the Shares in accordance with Section 13.

13.8 Conflict with Agreements. The provisions of this Section 13 are intended to be in addition to, and not in conflict with the rights and restrictions in any Award Agreement and the Corporation’s Stockholder’s Agreement. To the extent there is a conflict between the terms of this Section 13 and any of the rights or restrictions in an Award Agreement, the terms of this Section 13 shall prevail, notwithstanding any other provisions of such Award Agreement.

13.9 Exchange Listed Stock. If the Common Stock becomes listed on a national stock exchange, the transfer restrictions and rights set forth in Sections 13.5 through 13.7 shall terminate as of the first date that the Common Stock is so listed.

13.10 Violation of Law. No Award may be exercised at a time when the exercise thereof or the issuance of Shares thereunder would constitute a violation of any law, rule or regulation or any rule of any securities market or exchange on which the Common Stock is then listed.

14.  Change in Control

14.1 In addition to the adjustments required or permitted under Section 3.3, the Committee may prescribe additional provisions relating to the effect of a Change in Control or a Corporate Event on an Award. Such provisions need not be in an Award Agreement, and will not require the consent of a Participant and may include: (i) acceleration of the vesting and exercisability of any Award; (ii) extension of time periods for satisfying vesting or Transferability conditions with respect to, or exercising or realizing payments, rights, benefits or gains from, any Award; (iii) elimination or modification of conditions related to vesting, Transferability or exercisability of or payments, rights, benefits or gains under, any Award; (iv) provision for the settlement of any Award with an equivalent value in other securities, cash or properties; (v) requirement that outstanding Awards that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money”, as determined by the Committee; (vi) requirement that Participants surrender their outstanding Awards that are “in-the-money” in exchange for a settlement immediately following the Change in Control, as determined by the Committee; (vii) cancellation of any or all Awards that are not “in the money” without consideration; and (viii) cancellation or forfeiture of any Awards that are not vested as of the date of the Change in Control without consideration. Such surrender, settlement and cancellation shall take place as of the date of the Change in Control or such other date as the Committee may specify. For purposes of this Section 14, an Award being “in the money” means that the excess of the Fair Market Value as of the date of the Change in Control over the Award Price is a positive value.

14.2 The Committee shall provide in an Award Agreement whether an Award that is subject to Section 409A is payable upon a Change in Control. If an Award that is subject to Section 409A provides for vesting upon a Change in Control that is not permissible payment event, then such Award Agreement shall state the event upon which such Award may be payable.

15.  Miscellaneous Award Provisions

15.1 Conflicts. In the event of a conflict between the terms of this Plan and any Award Agreement, the terms of this Plan shall prevail.

15.2 Forfeiture Events. Unless otherwise provided in an Award Agreement, a Participant’s rights, payments, gains and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events, in addition to any otherwise applicable continued employment or performance conditions as prescribed by the Committee. Such events include termination of employment for Cause, violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants, engagement in Detrimental Conduct and any other events determined by the Committee that may be set forth in an Award Agreement.

15.3 Section 409A. Notwithstanding anything contained herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with Section 409A. The Committee may amend the terms of any Award, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee, without the consent of the Participant. It is the intention of the Corporation that no Award be subject to the additional tax imposed by Section 409A(b)(5)(i) of the Code. Without limiting the generality of the foregoing, it is intended that (i) all Options granted under this Plan will be exempt from Section 409A and (ii) all other Award may be granted hereunder either (a) in a manner such that the Award will not provide for a deferral of compensation subject to Section 409A or (b) in a manner such that the Award will be subject to Section 409A. If an Award is intended to be so subject to Section 409A, then the Award shall be settled and paid in a single lump sum (I) as of a specified date, (II) upon the Participant’s Separation from Service, or (III) the earlier of such dates, as specified by the Committee at the time of grant and shall otherwise be granted, administered, settled and paid in accordance with Section 409A; provided , however , that no such settlement or payment shall be made to a Specified Employee upon a Separation from Service before the date which is 6 months after the date of the Specified Employee’s Separation from Service (or, if earlier, the date of death of the Specified Employee); provided, further, that Performance Share Awards and Performance Unit Awards may be paid upon a Change in Control that is a permissible payment event under Section 409A. Nothing in this Section 15.3 shall be construed as an admission that any of the compensation and or benefits payable under this Plan constitutes “deferred compensation” subject to Section 409A.

16.  General Provisions

16.1 No Transfer of Awards; Plan Binding; Beneficiaries. Unless otherwise prescribed by the Committee, Awards shall not be Transferable, except by will or by the laws of descent and distribution, and, during the lifetime of a Participant, Awards shall be exercised only by the Participant or by his guardian or legal representative. Subject to the other provisions hereof, Awards other than Incentive Stock Options Awards may be Transferred to a Permitted Transferee, but shall not be Transferable for value. This Plan shall be binding upon the Corporation and its successors and the Participants and their permitted successors in interest. Each Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to take any action, make any election and receive any rights, payments, benefits or gains under an applicable Award following such Participant’s death.

16.2 Deferrals of Payment. Notwithstanding anything contained herein to the contrary, the Committee may permit a Participant to defer the receipt of payment or delivery of cash, securities, rights or other property that would otherwise be due to such Participant by virtue of the exercise of or the satisfaction of vesting or other conditions or restrictions with respect to an Award. If any such deferral is to be permitted, the Committee shall establish the rules and procedures relating to such deferral, including the period of time in advance of payment or delivery when an election to defer is required to be made, the time period of the deferral, the events that would result in payment or delivery of the deferred amount, the interest or other earnings attributable to the deferred amount and the method of funding (if any) attributable to the deferred amount. Any deferrals made pursuant to this Section 16.2 shall be made in a manner and subject to terms and conditions so as to comply with Section 409A.

16.3 Rights as Stockholder. Except as otherwise provided in this Plan, no Participant shall have any rights (including rights with respect to voting, dividends or distributions) with respect to any securities underlying an Award until the date such securities are delivered to the Participant.

16.4 Employment or Service. Nothing in this Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant the right to continue in any capacity in which he is employed by, or otherwise serves, the Company and shall not interfere in any way with any right that the Company would otherwise have to terminate his or her employment or other service at any time.

16.5 Other Compensation and Benefit Plans. The adoption of this Plan shall not affect any other stock incentive or other compensation plans of the Company and shall not preclude the Company from establishing any other forms of stock incentive or other compensation for Employees, Non-Employee Directors or other Persons. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other benefits of such Participant are determined, including benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan. The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the Employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. The Company has no obligation to offer incentive plans to Participants in the future, and the Plan shall be effective only for the time period specified in the Plan and shall not be deemed to renew year over year and there is not obligation for uniformity of treatment of Employees or Participants under the Plan. Specifically, the Company assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept.

16.6 Tax Withholding. The Participant or successor in interest shall be responsible for payment of all taxes and other charges required by law to be withheld from an Award or securities, cash or other property paid or delivered in settlement of an Award. Payment shall be made: (i) in cash or by check; (ii) at the discretion of the Committee, in Shares, valued at the Fair Market Value of such Shares on the applicable date; (iii) by deduction from the settlement of the applicable Award; (iv) at the discretion of the Committee, by a combination of the methods described above; or (v) by such other method as may be approved by the Committee. The Company is hereby authorized to, at its election, (i) require that the Participant or successor in interest make a payment to the Company, (ii) deduct from other compensation, including wages, to be paid by the Company or (iii) withhold from any Shares or cash or other property deliverable under this Plan in settlement of an Award, in each case, the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards.

16.7 Unfunded Plan. This Plan shall be unfunded. Neither the Company nor any other Person shall be required to establish any special or separate fund or to make any other segregation of assets to assure the settlement of any Awards. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Person and any Participant (or any of his successors in interest). No Participant or other Person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Person. To the extent that any Person acquires a right to receive settlement from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Neither the adoption of this Plan nor the setting aside of securities, cash or other property by the Company with which to discharge its obligations hereunder shall be deemed to create a trust or other funded arrangement. The Company shall have the right to implement or set aside securities, cash or other property in a grantor trust, subject to the claims of the Company’s creditors, to discharge its obligations under this Plan.

16.8 Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Whenever used herein, the word “including” shall be deemed to be followed by the phrase “without limitation.” Headings of Sections hereof are inserted for convenience of reference and constitute no part of this Plan.

16.9 Severability. If any provision of this Plan or any Award is or becomes, or is deemed by the Committee to be, invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or such Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this Plan and such Award shall remain in full force and effect.

16.10 GOVERNING LAW. THE VALIDITY AND CONSTRUCTION OF THIS PLAN AND OF THE AWARD AGREEMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

16.11 Fractional Shares. No fractional Shares shall be delivered pursuant to this Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or delivered in lieu of any fractional Shares or whether any fractional Shares or rights thereto shall be canceled or otherwise eliminated.

16.12 Assignment and Successor. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Corporation shall take all such actions as may be necessary so the Plan and any Award Agreement entered into hereunder is binding on its successors.

16.13 Compliance with Law.

(a) Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Committee may amend, supplement or cancel any Award to the extent necessary to comply with applicable law, rule or regulation.

(b) With respect to Participants subject to Section 16 of the Exchange Act (“Members”) transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to such Members that is included solely for purposes of complying with Rule 16b-3 is not required in order to bring a transaction by such Member in compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee. To the extent any provision in the Plan or action by the Committee involving such Members is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Members, to the extent permitted by law and deemed advisable by the Committee.

16.14 Leave. If approved by the Committee, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan; provided, however, that, to the extent that an Award under this Plan is subject to Section 409A, such absence or leave shall be considered a Separation from Service to the extent so provided by Section 409A.

17.  Effective Date, Termination and Amendment

17.1 Effective Date. This Plan shall become effective on the date of approval of this Plan by the Board.

17.2 Termination. The authority to grant new Awards under this Plan shall terminate on the date immediately preceding the tenth anniversary of the Effective Date. The Board may, at any earlier date, terminate this Plan. No termination of this Plan shall adversely affect any Award theretofore granted, without the consent of the applicable Participant (or his permitted successor in interest).

17.3 Amendment. The Board may, at any time and from time to time and in any respect, amend or supplement this Plan. The Board may seek the approval of any amendment or supplement by the stockholders to the extent that it deems necessary or advisable, in its sole discretion, for purposes of compliance with the Code, the listing requirements of any securities exchange or market or any other purpose. No amendment or supplement of this Plan shall adversely affect any Award theretofore granted without the consent of the applicable Participant (or his permitted successor in interest), unless such right has been reserved in this Plan or such amendment or supplement is required to comply with applicable law, rule or regulation. The authority of the Committee to take any action (other than grant new Awards) hereunder shall continue after the authority for grant of new Awards hereunder has been exhausted or terminated (and, for these purposes, new Awards do not include actions taken under Section 3.3 or Substitute Awards).

This Plan was adopted by the Board of Directors of the Corporation on December 28 2015.